Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193683) of our report dated June 23, 2017, with respect to the Statements of Net Assets Available for Benefits of the Capital One Financial Corporation Associate Savings Plan as of December 31, 2016 and 2015 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 11-K of the Capital One Financial Corporation Associate Savings Plan.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia
June 23, 2017